                                                                     Exhibit 3.1

                              ARTICLES OF AMENDMENT
                                       OF
                           WASHINGTON BANKING COMPANY

     Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the following Articles of Amendment to Articles of Incorporation are herewith submitted for filing.

     ARTICLE 1. The name of record of the corporation is: Washington Banking Company.

     ARTICLE 2. The text of each amendment as adopted is as follows:

          Article III is amended as follows:

               The aggregate number of shares which the corporation is authorized to issue is Thirteen Million Six Hundred Seventy-Nine Thousand Seven Hundred Fifty Seven (13,679,757) common shares with no par value per share, and Twenty Thousand (20,000) preferred shares with no par value.

     ARTICLE 3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the text of the amendment itself, are as follows: each holder of record of one or more shares of common stock as of the close of business on September 6, 2006, shall be entitled to receive one additional share of common stock for each four shares of common stock currently held, and cash shall be paid in lieu of any fractional shares of common stock issuable to each shareholder and that the cash in lieu price shall be based upon the market price on the date of declaration.

     ARTICLE 4. The amendment was adopted by the Board of Directors on August 24, 2006. Shareholder action was not required.

     ARTICLE 5. These Articles will be effective upon filing.

     DATED this 24th day of August 2006.


                                        /s/ Michal D. Cann
                                        ----------------------------------------
                                        Michal D. Cann
                                        President and Chief Executive Officer

                              ARTICLES OF AMENDMENT
                                       OF
                           WASHINGTON BANKING COMPANY

     Pursuant to RCW 23B.10.060 of the Washington Business Corporation Act, the following Articles of Amendment to Articles of Incorporation are herewith submitted for filing.

     ARTICLE 6. The name of record of the corporation is: Washington Banking Company.

     ARTICLE 7. The text of each amendment as adopted is as follows:

          Article III is amended as follows:

               The aggregate number of shares which the corporation is authorized to issue is Eleven Million Eight Hundred Twenty-Two Thousand Seven Hundred and Six (11,822,706) common shares with no par value per share, and Twenty Thousand (20,000) preferred shares with no par value.

     ARTICLE 8. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the text of the amendment itself, are as follows: each holder of record of one or more shares of common stock as of the close of business on May 2, 2005, shall be entitled to receive one additional share of common stock for each three shares of common stock currently held, and cash shall be paid in lieu of any fractional shares of common stock issuable to each shareholder and that the cash in lieu price shall be based upon the market price on the date of declaration.

     ARTICLE 9. The amendment was adopted by the Board of Directors on April 28, 2005. Shareholder action was not required.

     ARTICLE 10. These Articles will be effective upon filing.

     DATED this 29th day of April 2005.


                                        /s/ Michal D. Cann
                                        ----------------------------------------
                                        Michal D. Cann
                                        President and Chief Executive Officer

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                           WASHINGTON BANKING COMPANY

     The undersigned corporation adopts in duplicate the following Articles of Amendment of the Articles of Incorporation of said corporation.

                                    ARTICLE I

     The name of the corporation, as set forth in the Articles of Incorporation, is WASHINGTON BANKING COMPANY.

                                   ARTICLE II

     The Articles of Incorporation have been amended to reflect the following amendments:

     ARTICLE III is amended in its entirety to read as follows:

          The aggregate number of shares which the corporation is authorized to issue is 10,000,000 common shares with no par value per share, and 20,000 preferred shares with no par value.

                                   ARTICLE III

     The amendments do not provide for an exchange, reclassification, or cancellation of issued shares.

                                   ARTICLE IV

     The Board of Directors adopted the amendments on February 26, 1998.

                                    ARTICLE V

     The shareholders adopted the amendments on March 26, 1998, in accordance with the provisions of RCW 23B.10.030 and RCW 23B.10.040.

Executed in duplicate this 31st day of March 1998.

                                        WASHINGTON BANKING COMPANY


                                        By: /s/ Michal D. Cann
                                            ------------------------------------
                                            Michal D. Cann
                                            President and Chief Executive
                                            Officer

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                           WASHINGTON BANKING COMPANY

                                    ARTICLE I
                                      NAME

     The name of this corporation is WASHINGTON BANKING COMPANY.

                                   ARTICLE II
                              MAIN OFFICE LOCATION

     The office and place of business of this corporation shall be in Oak Harbor, Island County, State of Washington.

                                   ARTICLE III
                                 CAPITALIZATION

     The aggregate number of shares which the corporation is authorized to issue is one hundred thousand (100,000) common shares with a par value of $20.00 per share, and twenty thousand (20,000) preferred shares with no par value.

                                   ARTICLE IV
                               BOARD OF DIRECTORS

     Section 4.1 The Board of Directors shall consist of not fewer than five (5) nor more than twelve (12) individuals. The exact number shall be determined by resolution of the Board of Directors. The number of directors elected by the shareholders at the last preceding annual meeting may be increased by not more than two (2) directors by the Board between annual meetings of the shareholders, and no decrease in the number of directors shall have the effect of shortening the term of any incumbent director.

     Section 4.2 Commencing with the 1996 Annual Meeting of Shareholders, the Board of Directors shall be divided into three classes: Class 1, Class 2, and Class 3, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class 1 shall hold office until the annual meeting of shareholders in 1997; each initial director in Class 2 shall hold office until the annual meeting of shareholders in 1998; and each initial director in Class 3 shall hold office until the annual meeting of shareholders in 1999; and in each case until their successors are duly elected and have qualified or until their earlier resignation, removal from office or death.

     Section 4.3 No director may be removed from office without cause except by a vote of 66-2/3% of the shares then entitled to vote at an election of directors. Except as otherwise provided by law, cause for removal shall exist only if the Board of Directors has reasonable grounds to believe that the corporation has suffered or will suffer substantial injury as a result of the gross negligence or dishonesty of the director whose removal is proposed.

                                    ARTICLE V
                               SHAREHOLDER RIGHTS

     Section 5.1 The shareholders of the corporation do not have preemptive rights to acquire proportional amounts of the corporation's unissued shares upon the decision of the Board of Directors to issue them.

     Section 5.2 The shareholders of the corporation do not have cumulative voting rights with respect to the election of Directors of the corporation.

                                   ARTICLE VI
                               DIRECTOR LIABILITY

     Section 6.1 - Defined Terms As used in this Article:

     (a) The term "Egregious Conduct" by a person shall mean acts or omissions that involve intentional misconduct or a knowing violation of law, conduct violating section 23B.08.310 as amended of the Revised Code of Washington, or participation in any transaction from which the person will personally receive a benefit in money, property, or services to which the person is not legally entitled.

     (b) The term "finally adjudged" shall mean stated in a judgment based upon clear and convincing evidence by a court having jurisdiction, from which there is no further right to appeal.

     (c) The term "Director" shall mean any person who is a director of the corporation and any person who, while a director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and "conduct as a Director" shall include conduct while a Director is acting in any of such capacities.

     (d) The term "Officer-Director" shall mean any person who is simultaneously both an officer and director of the corporation and any person who, while simultaneously both an officer and director of the corporation, is serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of the corporation or of any employer in which it has an ownership interest; and "conduct as an Officer-Director" shall include conduct while such a person is acting as an officer of the corporation or in any of such other capacities.

     (e) The term "Subsidiary Corporation" shall mean any corporation at least eighty percent of the voting stock of which is held beneficially by this corporation.

     (f) The term "Subsidiary Outside Director" shall mean any person who, while not principally employed by this corporation or any Subsidiary Corporation, is a director of a Subsidiary Corporation and any such person who, while a director of a Subsidiary Corporation, is serving at the request of such corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, or other enterprise, or is a fiduciary or party in interest in relation to any employee benefit plan covering any employee of such corporation or of any employer in which it has an ownership interest; and "conduct as a subsidiary Outside Director" shall include conduct while such a person is acting in any of such capacities.

     Section 6.2 - Director Standard of Care. No Director, Officer-Director, former Director or former Officer-Director shall be personally liable to the corporation or its shareholders for monetary damages for conduct as a Director or Officer-Director occurring after the effective date of this Article unless the conduct is finally adjudged to have been Egregious Conduct.

     Section 6.3 - Subsidiary Director Standard of Care. No Subsidiary Outside Director or former Subsidiary Outside Director shall be personally liable in any action brought directly by this corporation as a shareholder of the Subsidiary Corporation or derivatively on behalf of the Subsidiary Corporation (or by any shareholder of this corporation double-derivatively on behalf of this corporation and the Subsidiary Corporation) for monetary damages for conduct as a Subsidiary Outside Director occurring after the effective date of this Article unless the conduct is finally adjudged to have been Egregious Conduct.

     Section 6.4 - Mandatory Indemnification of Directors. Subject to Sections
6.7 and 6.8 of this Article, the corporation shall indemnify any person who is, or is threatened to be made, a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and whether by or in the right of the corporation or its shareholders or by any other party, by reason of the fact that the person is or was a Director, Officer-Director, or Subsidiary Outside Director against judgments, penalties or penalty taxes, fines, settlements (even if paid or payable to the corporation or its shareholders or to a Subsidiary Corporation) and reasonable expenses, including attorneys' fees, actually incurred in connection with such proceeding unless the liability and expenses were on account of conduct finally adjudged to be Egregious Conduct.

     Section 6.5 - Advancing Expenses. The reasonable expenses, including attorneys' fees, of a Director, Officer-Director or Subsidiary Outside Director incurred in connection with a proceeding in which the individual is entitled to indemnification under Section 4 shall be paid or reimbursed by the corporation, upon request of such person, in advance of the final disposition of such proceeding upon receipt by the corporation of a written, unsecured promise by the person to repay such amount if it shall be finally adjudged that the person is not eligible for indemnification. All expenses incurred by such person in connection with such proceeding shall be considered reasonable unless finally adjudged to be unreasonable.

     Section 6.6 - Procedure. Except as required by Sections 6.7 and 6.8 of this Article, no action by the board of directors, the shareholders, independent counsel, or any other person or persons shall be necessary or appropriate to the determination of the corporation's indemnification obligation in any specific case, to the determination of the reasonableness of any expenses incurred by a person entitled to indemnification under this Article, nor to the authorization of indemnification in any specific case.

     Section 6.7 - Exception for Internal Claims. Notwithstanding anything else in these Articles, the corporation shall not be obligated to indemnify any person for any expenses, including attorneys' fees, incurred to assert any claim against the corporation (except a claim to enforce indemnification) or any person related to or associated with it, including any person who would be entitled hereby to indemnification in connection with the claim.

     Section 6.8 - Regulatory Proceedings. The corporation may provide indemnification and advancement of expenses in connection with administrative proceedings or civil actions instituted by a federal banking agency ("Regulatory Proceedings"), except to the extent prohibited by applicable banking regulations. Any procedures for obtaining indemnification in Regulatory Proceedings shall be consistent with the requirements of such banking regulations.

     Section 6.9 - Enforcement Procedure. If a claim under Section 6.4 of this
Article is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for expenses incurred in defending a proceeding in advance of its final disposition, in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, to the extent successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. The claimant shall be presumed to be entitled to indemnification under this Article upon submission of a written claim (and, in an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking has been tendered to the corporation), and thereafter the corporation shall have the burden of proving that the claimant is not so entitled. Except in an action brought by a federal banking agency, the claimant is entitled to indemnification even if the corporation (including its Board of Directors, independent legal counsel or its shareholders) failed to determine prior to the commencement of such action that indemnification or reimbursement or advancement of expenses to the claimant is proper in the circumstances or even if the corporation (including its Board of Directors, independent legal counsel or its shareholders) actually determined that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses.

     Section 6.10 - Enforcement of Rights. The corporation shall indemnify any person granted indemnification rights under this Article against any reasonable expenses incurred by the person to enforce such rights.

     Section 6.11 - Set-off of Claims. Any person granted indemnification rights herein may directly assert such rights in set-off of any claim raised against the person by or in the right of the corporation and shall be entitled to have the same tribunal which adjudicates the corporation's claim adjudicate the person's entitlement to indemnification by the corporation.

     Section 6.12 - Non-Exclusive Remedy. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by this

Article shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

     Section 6.13 - Insurance. The corporation may maintain insurance, at its expense, to protect itself and any director, trustee, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Washington Business Corporation Act, as amended from time to time. The corporation may, without further shareholder action, enter into contracts with any Director or Officer-Director of the corporation in furtherance of the provisions of this Article and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in this Article. The proceeds of an insurance policy or bond may not be used to pay or reimburse the cost of any judgment or civil money penalty (except for legal and professional expenses) assessed in an administrative proceeding or civil action instituted by any federal banking agency.

     Section 6.14 - Employees, Officers and Agents. The corporation may, by action of its Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees and agents of the corporation with the same scope and effect as the provisions of this Article with respect to the indemnification and advancement of expenses of Directors and Officer-Directors of the corporation, or pursuant to rights granted pursuant to, or provided by, the Washington Business Corporation Act, as amended from time to time, or otherwise.

     Section 6.15 - Continuation of Rights. The indemnification rights provided in this Article shall continue as to a person who has ceased to be a Director, Officer-Director, or Subsidiary Outside Director and shall inure to the benefit of the heirs, executors, and administrators of such person.

     Section 6.16 - Effect of Amendment or Repeal. Any amendment or repeal of this Article shall not adversely affect any right or protection of a Director, Officer-Director, or Subsidiary Outside Director or person formerly serving in any of such capacities existing at the time of such amendment or repeal with respect to acts or omissions occurring prior to such amendment or repeal.

     Section 6.17 - Severability of Provisions. Each of the substantive provisions of this Article is separate and independent of the others, so that if any provision hereof shall be held to be invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other provisions.

                                   ARTICLE VII
                              FAIR PRICE PROVISION

     Section 7.1 For purposes of this Article:

     (a) An interested shareholder transaction means any transaction between a corporation, or any subsidiary thereof, and an interested shareholder of such corporation or an affiliated person to an interested shareholder, that must be authorized pursuant to applicable law by a vote of the shareholders.

     (b) An interested shareholder:

     (1) Includes any person or group of affiliated persons who beneficially own twenty percent or more of the outstanding voting shares of a corporation. An affiliated person is any person who either acts jointly or in concert with, or directly or indirectly controls, is controlled by, or is under common control with another person; and

     (2) Excludes any person who, in good faith and not for the purpose of circumventing this Article, is an agent, custodial bank, broker, nominee, or trustee for another person, if such other person is not an interested shareholder under Section 7.1(b)(1) of this Article.

     Section 7.2 Except as provided in Section 7.3 of this Article, an interested shareholder transaction must be approved by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this
Section 7.2, or if any class of shares is entitled to vote thereon as a class, then by the affirmative vote of two-thirds of the shares of each class entitled to be counted under this Section 7.2 and of the total shares entitled to be counted under this Section 7.2. All outstanding shares entitled to vote under applicable law or the Articles of Incorporation shall be entitled to be counted under this Section 7.2, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have approved a transaction for purposes of this Section 7.2. The vote of the shares owned by or voted under the control of an interested shareholder, however, shall be counted in determining whether a transaction is approved under other provisions of applicable law and for purposes of determining a quorum.

     Section 7.3 This Article shall not apply to a transaction:

     (a) Approved by a majority vote of the Board of Directors. For such purpose, the vote of directors whose votes are otherwise entitled to be counted under the Articles of Incorporation and applicable law who are directors or officers of, or have a material financial interest in, an interested shareholder, or who were nominated for election as a director as a result of an arrangement with an interested shareholder and first elected as a director within twenty-four months of the proposed transaction, shall not be counted in determining whether the transaction is approved by such directors; or

     (b) In which a majority of directors whose votes are entitled to be counted under

Section 7.3(a) determines that the fair market value of the consideration to be received by noninterested shareholders for shares of any class of which shares are owned by any interested shareholder is not less than the highest fair market value of the consideration paid by any interested shareholder in acquiring shares of the same class within twenty-four months of the proposed transaction.

     Section 7.4 This Article may be amended or repealed only by the affirmative vote of the holders of two-thirds of the shares entitled to be counted under this Section 7.4. All outstanding shares entitled to vote under applicable law or the Articles of Incorporation shall be entitled to be counted under this
Section 7.4, except shares owned by or voted under the control of an interested shareholder may not be counted to determine whether shareholders have voted to approve the amendment or repeal. The vote of the shares owned by or voted under the control of an interested shareholder, however, shall be counted in determining whether the amendment or repeal is approved under other provisions of applicable law and for purposes of determining a quorum.

     Section 7.5 The requirements imposed by this Article are to be in addition to, and not in lieu of, requirements imposed on any transaction by any provision of applicable law, or any other provision of the Articles of Incorporation, or the Bylaws or otherwise.

                                  ARTICLE VIII
                      CONSIDERATION OF NON-MONETARY FACTORS

     The Board of Directors of this corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of this corporation, (b) merge or consolidate this corporation with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of this corporation, shall, in connection with the exercise of its judgment in determining what is in the best interests of this corporation and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituents of this corporation and its subsidiaries and on the communities in which this corporation and its subsidiaries operate or are located.

                                   ARTICLE IX
                             AMENDMENTS TO ARTICLES

     Section 9.1 The corporation reserves the right to amend, alter, change or repeal any provision of its Articles of Incorporation to the extent permitted by the laws of the State of Washington. All rights of shareholders are granted subject to this reservation.

     Section 9.2 The Board of Directors shall have full power to adopt, alter, amend or repeal the Bylaws of the corporation or to adopt new Bylaws. Nothing herein, however, shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

                                    ARTICLE X
                               BOARD OF DIRECTORS

     The initial Directors of the corporation and their addresses are as follows:

NAME                        ADDRESS
----                 --------------------
Michal D. Cann       9021 90th N.W
                     P.O. Box 990
                     Oak Harbor, WA 98277

Orland D. Dean       9021 90th N.W
                     P.O. Box 990
                     Oak Harbor, WA 98277

F. Merrick Dunn      9021 90th N.W
                     P.O. Box 990
                     Oak Harbor, WA 98277

Karl C. Krieg        9021 90th N.W
                     P.O. Box 990
                     Oak Harbor, WA 98277

Jay T. Lien          9021 90th N.W
                     P.O. Box 990
                     Oak Harbor, WA 98277

Robert J. Nelson     9021 90th N.W
                     P.O. Box 990
                     Oak Harbor, WA 98277

Robert Olson         9021 90th N.W
                     P.O. Box 990
                     Oak Harbor, WA 98277

Edward J. Wallgren   9021 90th N.W
                     P.O. Box 990
                     Oak Harbor, WA 98277

                                   ARTICLE XI
                           REGISTERED AGENT AND OFFICE

     The name and street address of the initial registered agent of the corporation are G & D, Inc., 1420 Fifth Avenue, Suite 3300, Seattle, Washington 98101-2390.

                                   ARTICLE XII
                                  INCORPORATOR

     The name and address of the incorporator of the corporation are Stephen M. Klein, Graham & Dunn, 1420 Fifth Avenue, Suite 3300, Seattle, Washington 98101-2390.

DATED this 23rd day of May 1996.


                                        By: /s/ Michal D. Cann
                                            ------------------------------------
                                            Michal D. Cann
                                        Its: President and Chief Executive
                                             Officer